Exhibit 5.18

CONSENT OF JOHN CALDBICK

I refer you to the Registration Statement on Form F-10 (File No. 333-164512) of North American Palladium Ltd., and any amendment thereto, and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended (including the documents incorporated by reference therein, collectively, the “Registration Statement”).

Reference is made to the capital cost estimates relating to the resumption of production at the Lac des Iles mine prepared by me, John Caldbick, contained in the press release dated December 8, 2009 and the material change report dated December 10, 2009 (collectively, the “Public Disclosure”).

I hereby consent to the use of my name and references to the Public Disclosure, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Public Disclosure in the Registration Statement.

February 9, 2010

Yours truly,

/s/ JOHN CALDBICK

John Caldbick, P. Eng.